Exhibit 10.3.3

AMENDMENT TO THE

 EMPLOYMENT AGREEMENT WITH RANDEL G. OWEN

THIS AMENDMENT (“Amendment”), effective on the 18th day of May, 2010 is made by and between Emergency Medical Services Corporation, a Delaware corporation (the “Company”), and Randel G. Owen (“Executive”), in order to amend the Employment Agreement heretofore entered into between Emergency Medical Services, L.P. (“EMS L.P.”) and Executive, as assigned by EMS L.P. to EMSC on February 10, 2005, and as amended on January 1, 2009 and on March 12, 2009 (collectively the “Employment Agreement”).

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to amend the the compensation payable to Executive;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.             Subsection A of Section 4, “Compensation,” shall be amended and restated to read in its entirety as follows:

A.            As full compensation for all services rendered by the Executive pursuant to this Agreement, the Company shall pay to the Executive a salary of Four Hundred Fifty Thousand Dollars ($450,000) per year (“Base Salary”), less applicable withholdings. The Base Salary shall be payable on a biweekly basis. Executive’s compensation shall be reviewed by the Board annually during the Company’s normal review period, beginning in the year following the first anniversary of the Effective Date.

2.             Except as specifically set forth herein, all of the terms and conditions of the Employment Agreement are declared by the parties to be in full force and effect without change.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, in multiple counterparts, each of which shall be deemed an original, effective as of May 18, 2010.

EMERGENCY MEDICAL SERVICES CORPORATION

By:	/s/ William A. Sanger
Name: William A. Sanger
Title: Chief Executive Officer

EXECUTIVE

By:	/s/ Randel G. Owen
Randel G. Owen